Exhibit 99.1

RealD Co-Founder Joshua Greer to Transition

into Advisory Role and Remain on Board of Directors

CTO Gary Sharp to Assume Expanded Role

as Chief Innovation Officer in Technology and Product Development

LOS ANGELES (May 19, 2011) - RealD Inc. (NYSE: RLD), a leading global licensor of 3D technologies, today announced that co-founder Joshua Greer has elected to resign his role as President, effective July 15, 2011.  Greer will remain on the Company’s Board of Directors and will serve as a strategic and technology advisor to RealD.

RealD also announced that the Company’s Chief Technology Officer, Dr. Gary Sharp, will be given the additional title of Chief Innovation Officer and, with Greer’s resignation, will assume day-to-day responsibility for RealD’s technology and product development.  In his newly-expanded role, Sharp will report directly to Chairman and Chief Executive Officer, Michael V. Lewis, while remaining based in Boulder, Colorado, where RealD conducts its technology and product research and development activities.

“Josh has provided extraordinary technology vision and leadership since we founded RealD in 2003, and I look forward to his continued contributions as a Board member and a strategic and technology adviser to me,” Lewis said.  “Gary’s promotion follows more than 15 years of delivering outstanding results leading research and development at RealD and, prior to its acquisition by RealD, ColorLink.  Gary’s expanded role and demonstrated track record position RealD to continue our rapid pace of technological innovation.”

“My transition to a strategic advisory role and continued service as a Board member will enable me to continue to add significant value at RealD, while providing increased flexibility so that I can pursue a number of other personal and professional interests,” Greer said. “I look forward to working with Michael and Gary to define the path for RealD’s future technological advancements.”

In 1995, Sharp co-founded ColorLink, a photonics company that focused on liquid crystal and optical filter technologies, and joined RealD as CTO after RealD acquired ColorLink in 2007.  At ColorLink, Sharp served as Vice President of Research and Development from 1995 until his promotion in 2005 to Chief Technology Officer.  Under Sharp’s leadership, ColorLink played an instrumental role collaborating with RealD to develop RealD’s first cinema system.

Sharp is the inventor on more than 65 issued US patents relevant to display technology, polarization optics and liquid crystal projection systems, including key patents related to RealD’s Cinema System.  He is a co-author of Polarization Engineering for LCD Projection (Wiley & Sons, 2005), a textbook for managing polarization processes within LCD projection systems.

Sharp earned a B.S. in Electrical and Computer Engineering from UC San Diego, where he focused on Applied Physics and Optics.  He later earned a Ph.D. in Electrical and Computer Engineering from the University of Colorado, Boulder, where Sharp presented his graduate thesis on liquid crystal devices.

About RealD Inc.

RealD is a leading global licensor of 3D technologies.  RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, RealD Format and gaming technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge 3D technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com. © 2011 RealD Inc. All Rights Reserved.

Contact:

Media Contact:

Rick Heineman

310-339-9347

rheineman@reald.com

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com